EX-10.1separationagreement
CONFIDENTIAL SEPARATION AGREEMENT
This Confidential Separation Agreement (“Agreement”) between James H. Dennedy (“Dennedy”), an individual who is a resident of the State of Ohio, and Agilysys, Inc. (“Agilysys”), an Ohio corporation with its principal place of business in Alpharetta, Georgia, (collectively, the “Parties”), shall be effective as of the “Effective Date,” as defined below.
WHEREAS, Dennedy was employed by Agilysys as its President and Chief Executive Officer;
WHEREAS, Dennedy’s employment with Agilysys has terminated effective January 2, 2017 (the “Separation Date”);
WHEREAS, Agilysys wishes to engage Dennedy as a consultant, and Dennedy wishes to accept such engagement, upon the terms and conditions described herein (the “Consultancy”);
WHEREAS, Dennedy and Agilysys wish to resolve all matters concerning Dennedy’s employment with Agilysys and his separation therefrom, and the Consultancy and the termination thereof; and
WHEREAS, Agilysys has tendered this Agreement to Dennedy for review on January 5, 2017 (the “Tender Date”), and Dennedy has thoroughly reviewed this Agreement, has entered into it knowingly and voluntarily, and has consulted with his own legal counsel before signing it;
NOW, THEREFORE, in consideration of the covenants made by each of the Parties to the other set forth below, including but not limited to the Parties’ mutual releases of claims, which each of the Parties agrees to be sufficient and valuable consideration, the Parties agree as follows:
1.Payment of Wages and Vacation Pay. Dennedy acknowledges and agrees that Agilysys has paid him in full for all hours he worked and for all compensation he earned or was ever due during his employment with Agilysys, including for any and all vacation he earned but did not use or other benefits due him during his employment through the Separation Date, in accordance with Agilysys’ policies and all applicable laws, including, but not limited to the Fair Labor Standards Act, as amended.
2.Consideration.
Provided that Dennedy complies with all provisions of this Agreement, including Section 2(c), Agilysys shall provide the following consideration to Dennedy:
a.    Consultancy. Agilysys shall engage Dennedy as a consultant upon the following terms and conditions:
(i)    The Consultancy shall commence on January 3, 2017, and shall terminate (the “Consultancy Termination Date”) effective January 31, 2017, unless earlier terminated by either of the Parties upon written notice to the other, which notice may be given by Dennedy with or without cause or by Agilysys for Cause (as defined below). As a consultant, Dennedy shall report to the Chief Executive Officer of Agilysys and shall assist with transitional matters, provide strategic advice, and perform such other duties as the Parties shall mutually agree (collectively, the “Services”).
(ii)    As consideration for the Services, Agilysys shall pay Dennedy a fee of $1,129.00 per calendar day of the Consultancy, resulting in a total fee of $32,741 if the Consultancy extends through January 31, 2017. The fee shall be paid (A) on January 20, 2017, for Services rendered through January 15, 2017, and (B) on the first business day that is at least eight (8) calendar days after Dennedy signs and returns to Agilysys the Second Release described in Section 2(c) of this Agreement, for Services rendered after January 15, 2017.
(iii)    As a consultant, Dennedy shall be at all times an independent contractor to, and not an employee of, Agilysys and shall not be eligible to participate in any benefit plans, policies or programs provided by Agilysys to its employees, including but not limited to workers’ compensation, unemployment compensation, paid vacation, paid holidays, paid sick leave, health insurance, life insurance, pension or retirement plans, disability programs, or other benefits, benefit plans or benefit programs of any kind.

(iv)    The fee for the Services shall not be subject to withholding for taxes and shall be reported to the Internal Revenue Service on a Form 1099. Dennedy shall be obligated to pay all applicable federal and state income taxes on any monies paid pursuant to this Section 2(a). Dennedy agrees to indemnify Agilysys from and against any claims, costs, losses, fees, penalties, interest or damages suffered or incurred by Agilysys due to Dennedy’s failure to pay taxes as required by this Section 2(a).
(v)    As used herein, “Cause” means Dennedy’s: (A) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (B) act of fraud or material dishonesty in connection with the Consultancy; (C) material breach of this Agreement or any other contract with Agilysys that is not cured (if capable of cure) within seven (7) calendar days after written notice of such breach; or (D) material violation of any applicable policy of Agilysys that is not cured (if capable of cure) within seven (7) calendar days after written notice of such violation.
b.    Separation Payment. Agilysys shall pay Dennedy the gross sum of EIGHT HUNDRED TWENTY-THREE THOUSAND FIVE HUNDRED SEVENTY-ONE DOLLARS ($823,571.00), less deductions for withholdings required by applicable law (the “Payment”), which sum is payment in lieu of (and not in addition to) any severance or other separation payment of any kind to which Dennedy would otherwise be entitled pursuant to the terms of the Employment Agreement between the Parties dated July 18, 2014, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”). The Payment shall be made in a lump sum on the first business day that is at least eight (8) calendar days after Dennedy signs and returns this Agreement to Agilysys and shall be made by wire transfer to:
XXXXX.

c.    Conditions. The obligation of Agilysys to provide the consideration set forth in Section 2(b) of this Agreement is expressly conditioned upon Dennedy executing this Agreement and returning it to Agilysys within twenty-one (21) days after the Separation Date and not revoking this Agreement. The obligation of Agilysys to provide the consideration set forth in Section 2(a)(ii)(B) of this

Agreement is expressly conditioned upon Dennedy signing this Agreement again, where noted at the bottom of the signature page, acknowledging his release of claims through the Consultancy Termination Date (“Second Release”), and returning the Second Release to Agilysys within twenty-one (21) days after the Consultancy Termination Date and not revoking it.
3.No Other Pay or Benefits; Termination of Grants and Awards; Sufficiency of Consideration. Except as specifically provided for in Section 2 of this Agreement, Dennedy agrees that he has not been offered and shall not be entitled to any other wages, benefits, compensation of any sort, or any other consideration from Agilysys in exchange for his covenants made in this Agreement. Dennedy further agrees that, notwithstanding any other agreement or understanding to the contrary, all unvested outstanding awards or grants of equity are hereby deemed terminated prior to the Separation Date. Dennedy understands and agrees that the consideration to be given to him pursuant to Section 2 of this Agreement is in excess of any wages and any other amounts due and owing him by Agilysys, is not required by law, any contract or Agilysys’ policies, but is to be given to him solely in exchange for the covenants made by him in this Agreement. Dennedy acknowledges that the consideration to be given to him as set forth in Section 2 of this Agreement is sufficient and valuable consideration for his General and Specific Releases of All Claims and the other terms and provisions of this Agreement.
4.Mutual Releases
a.    General and Specific Release of All Claims by Dennedy. Dennedy intends to and hereby provides the General and Specific Release of All Claims set forth below on behalf of himself, his heirs, executors, administrators, personal representatives, successors and assigns, and anyone claiming through him, each in their personal capacities as well as in their capacities as his heirs, executors, administrators, personal representatives, successors and assigns (all referenced in this Section 4(a) as “Dennedy”) and intends the General and Specific Release of All Claims set forth below to cover, extend and inure to the full benefit of Agilysys, any and all of its past, present or future parent, subsidiary or related corporations or limited liability companies or other related entities, any employee benefits plans, each of any of their respective predecessors, successors and assigns, and each of any of their respective past, present, and future shareholders or members, directors, trustees, officers or managers, employees and agents, in their personal capacities as well as in their capacities as such shareholders or members, directors, trustees, officers or managers, employees, and agents (the “Released Agilysys Parties”). Dennedy, being of lawful age, agrees to and, by executing this Agreement, does hereby release, acquit and forever discharge the Released Agilysys Parties from any and all claims, demands, debts, obligations, liabilities, damages, causes of action of every kind or nature, and attorneys’ fees, whether known or unknown or suspected or unsuspected, fixed or contingent, due to any matter whatsoever relating to Dennedy’s employment, compensation, benefits, other terms and conditions of employment, and separation from employment with Agilysys, which Dennedy owns or holds as of the date he executes this Agreement, and at any time before that date, owned or held against any of the Released Agilysys Parties (the “Released Dennedy Claims”). The Released Dennedy Claims include, but are not limited to, any claim that any of the Released Agilysys Parties violated the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1981a of Title 42 of the Unites States Code, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Georgia Fair Employment Practices Act of 1978, as amended; the Ohio Civil Rights Act, as amended; any other federal, state or local statutory or judicially created law, regulations, or rules governing or concerning employment discrimination or retaliation or any obligations owed by employers to employees; and any other federal, state or local statutory or common law claim or cause of action in contract, tort, or for violation of public policy, including, but not limited to, negligent or wrongful discharge, breach of any written or verbal contract or employee handbook or manual, defamation, interference with contractual relations or prospective economic advantage, and intentional or negligent infliction of emotional distress; and any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in such matters, except for those rights specifically exempted from this release in this Agreement.
b.    General and Specific Release of All Claims by Agilysys. Agilysys intends to and hereby provides the General and Specific Release of All Claims set forth below on behalf of itself and the other Released Agilysys Parties (all referenced in this Section 4(b) as “Agilysys”) and intends the General and Specific Release of All Claims set forth below to cover, extend and inure to the full benefit of Dennedy and his heirs, executors, administrators, personal representatives, successors and assigns, and anyone claiming through him, each in their personal capacities as well as in their capacities as his heirs, executors, administrators, personal representatives, successors and assigns (the “Released Dennedy Parties”). Agilysys agrees to and, by executing this Agreement, does hereby release, acquit and forever discharge the Released Dennedy Parties from any and all claims, demands, debts, obligations, liabilities, damages, causes of action of every kind or nature, and attorneys’ fees, whether known or unknown or suspected or unsuspected, fixed or contingent, due to any matter whatsoever relating to Dennedy’s employment, compensation, benefits, other terms and conditions of employment, and separation from employment with Agilysys, which Agilysys owns or holds as of the date it executes this Agreement, and at any time before that date, owned or held against any of the Released Dennedy Parties (the “Released Agilysys Claims”). The Released Agilysys Claims include, but are not limited to, any claim that any of the Released Dennedy Parties violated any federal, state or local statutory or judicially created law, regulations, or rules governing or concerning obligations owed by employees to employers; and any other federal, state or local statutory or common law claim or cause of action in contract, tort, or for violation of public policy; and any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in such matters, except for those rights specifically exempted from this release in this Agreement.

5.Exclusions from Releases.
a.    Rights Excluded from Dennedy’s General and Specific Release. Dennedy’s General and Specific Release of All Claims as set forth in Section 4(a) of this Agreement specifically and exclusively excludes only Dennedy’s: (i) right and the right of his qualified beneficiaries, if any, to receive continued group health insurance coverage pursuant to and as limited by the law commonly known as COBRA at his expense plus a 2% administrative fee permitted by COBRA, if timely elected; (ii) right to seek benefits under the Ohio or Georgia unemployment compensation law; (iii) right to vested benefits, if any, under any Agilysys benefits plan; (iv) right to enforce this Agreement; (v) right to challenge whether he knowingly and voluntarily entered into this Agreement under the Age Discrimination in Employment Act, as amended (the “ADEA”); and (vi) rights under any law that provides for rights which employees cannot waive. Dennedy understands and agrees that except for his specific rights enumerated in this section 5(a) and those rights specifically enumerated and limited by the section entitled “Administrative Charges” below, his release in Section 4(a) constitutes a general as well as a specific release of the Released Agilysys Parties from all Released Dennedy Claims.
b.    Rights Excluded from Agilysys’ General and Specific Release. Agilysys’ General and Specific Release of All Claims as set forth in Section 4(b) of this Agreement specifically and exclusively excludes only Agilysys’: (a) right to enforce this Agreement; and (b) rights under any law that provides for rights which an employer cannot waive. Agilysys understands and agrees that except for its specific rights enumerated in this Section 5(b), its release in Section 4(b) of this Agreement constitutes a general as well as a specific release of the Released Dennedy Parties from all Released Agilysys Claims.

6.No Pending Actions; Covenant Not to Sue.
a.    Dennedy represents and warrants that as of the date he executes this Agreement, he is owner of all Released Dennedy Claims and has not sold, assigned or otherwise encumbered any of the Released Dennedy Claims. Dennedy further represents and warrants that he has not filed or initiated, or caused to be filed or initiated any complaint, claim, charge, or cause of action of any type against any of the Released Agilysys Parties in any federal or state court or with any federal, state or local governmental agency. It is Dennedy’s intention in executing this Agreement that it shall be effective as a bar to the filing or initiation of any proceeding that may lead to the litigation of any of the Released Dennedy Claims as defined in this Agreement. Except for Dennedy’s right to challenge whether he knowingly and voluntarily entered into this Agreement under the ADEA and Dennedy’s rights as specifically provided for in the section entitled Administrative Charges immediately below, Dennedy agrees not to file or initiate, or cause to be filed or initiated, any claim, charge, cause of action, or proceeding of any type or nature in any forum asserting any of the Released Dennedy Claims against any of the Released Agilysys Parties. Dennedy further agrees not to be a member of any class action in any court or before any governmental agency or in any private forum seeking relief against any of the Released Agilysys Parties based on any of the Released Dennedy Claims, and waives any right to, and agrees that he will not accept, any monetary relief or any other form relief as a result of any such class action. Dennedy agrees that if he violates the provisions of this Section 6(a), he shall indemnify and hold harmless all of the Released Agilysys Parties against whom any such claim, charge, cause of action, or proceeding is brought from any and all attorneys’ fees, costs, and expenses incurred by any of them in defending against the Released Dennedy Claims or as a result of any judgment, order, or fine imposed or settlement made as to any Released Dennedy Claims in connection with any such charge, claim, cause of action or other proceeding.
b.    Agilysys represents and warrants that as of the date it executes this Agreement, it is owner of all Released Agilysys Claims and has not sold, assigned or otherwise encumbered any of the Released Agilysys Claims. Agilysys further represents and warrants that it has not filed or initiated, or caused to be filed or initiated any complaint, claim, charge, or cause of action of any type against any of the Released Dennedy Parties in any federal or state court or with any federal, state or local governmental agency. It is Agilysys’ intention in executing this Agreement that it shall be effective as a bar to the filing or initiation of any proceeding that may lead to the litigation of any of the Released Agilysys Claims as defined in this Agreement. Agilysys agrees not to file or initiate, or cause to be filed or initiated, any claim, charge, cause of action, or proceeding of any type or nature in any forum asserting any of the Released Agilysys Claims against any of the Released Dennedy Parties. Agilysys agrees that if it violates the provisions of this Section 6(b), it shall indemnify and hold harmless all of the Released Dennedy Parties against whom any such claim, charge, cause of action, or proceeding is brought from any and all attorneys’ fees, costs, and expenses incurred by any of them in defending against the Released Agilysys Claims or as a result of any judgment, order, or fine imposed or settlement made as to any Released Agilysys Claims in connection with any such charge, claim, cause of action or other proceeding.
7.Administrative Charges. Dennedy’s General and Specific Release of All Claims and Covenant Not to Sue above do not apply to or prevent Dennedy from filing charges or administrative complaints with the United States Securities and Exchange Commission (“SEC”), the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local government fair employment practices (“FEP”) agency and do not apply to prevent Dennedy from participating in any SEC, EEOC or FEP agency investigation. However, Dennedy hereby waives any and all right to, and agrees that he will not accept, any monetary recovery or any other relief of any type which he might obtain as a result of, or in any way growing out of, such filing or participation; provided, however, that this Agreement shall not prevent Dennedy from recovering an award from or by a governmental agency for providing information.
8.No Workers’ Compensation Claims. Dennedy represents and warrants that as of the date he executes this Agreement, he has suffered no injury or illness arising out of the course of his employment with Agilysys.
9.Understanding of Agreement; Advice of Counsel. Dennedy acknowledges and confirms that he has entered into this Agreement of his own free will, without coercion or duress, that he has read and fully understands this Agreement and that he is competent to execute it. Agilysys has advised Dennedy to seek the advice of legal counsel concerning this Agreement before signing it, and Dennedy represents that he has had the opportunity to consult, and has consulted, with legal counsel of his own choosing, who reviewed this Agreement before Dennedy signed it.

10.Time to Consider and Revoke Agreement. Dennedy has twenty-one (21) calendar days from the Tender Date to consider and execute it (the “Consideration Period”). Dennedy may voluntarily choose to accept and execute this Agreement before the end of the Consideration Period, but understands that doing so will constitute a waiver of any remaining portion of the Consideration Period. Any change to this Agreement after the Tender Date shall not restart or extend the Consideration Period. If Dennedy accepts and executes this Agreement within the Consideration Period, he may revoke his acceptance within seven (7) calendar days from the date he executed this Agreement (the “Revocation Period”). If Dennedy decides to revoke this Agreement, such revocation must be in writing, signed by Dennedy, and be received by Theresa Putnal, Director, Human Resources at Agilysys, Inc., 1000 Windward Concourse, Suite 250, Alpharetta, GA 30005, by no later than 5:00 p.m. Eastern Time on the seventh (7th) day after Dennedy has executed this Agreement. If Dennedy does not accept and execute this Agreement by the end of the Consideration Period or revokes this Agreement within the Revocation Period, neither this Agreement nor any of the Parties’ respective obligations hereunder shall have any force or effect. This Agreement shall be effective on the day following the end of the Revocation Period without revocation by Dennedy (the “Effective Date”).
11.Waiver of Reinstatement. Dennedy hereby waives reinstatement to employment with Agilysys and promises not to seek employment or re-employment with Agilysys now or at any time in the future. Dennedy understands and agrees that the consideration to be given by Agilysys to him pursuant to this Agreement is to be given in part for his waiver of reinstatement as set forth herein.
12.Covenants.
a.    Confidential Information. Dennedy acknowledges that during his employment with Agilysys he had access to and/or received valuable non-public information about Agilysys and its business (“Confidential Information.”). Confidential Information includes, but is not limited to: customer or prospective customer lists (contacts, addresses, phone numbers, etc.); cost and/or sales information; business contacts/relationships; personnel information; recruiting information; information concerning medical or other employee benefits; information regarding pending litigation and legal matters (including, but not limited to, contracts, legislation, information regarding potential acquisitions and/or regarding the sale of Agilysys business, administrative agency proceedings and litigation); information which Agilysys has covenanted not to disclose; employee lists (including, but not limited to, names, address, phone numbers, positions, etc.); financial statements of any kind; information related to Agilysys’ responses to solicitations for possible sales (bids, pricing information, etc.); and technical information such as schematics, bills of materials, costs of materials, software source codes, software binary codes, mechanical drawings, written/verbal specifications and other miscellaneous technical information. Dennedy represents that he has not, as of the date he executes this Agreement, disclosed to any third party or used, except as required in the course of performing work for Agilysys, any Confidential Information. Dennedy agrees not to disclose to any third party or use for himself or any other person or entity any Confidential Information.
b.    In consideration for the Payment in Section 2(b) of this Agreement, for a period of eighteen (18) months after the Separation Date, Dennedy shall fully comply with the restrictive covenants as set forth in Section 7 of the Employment Agreement.
c.    Effective as of the Separation Date, Dennedy shall have resigned his seat on the Board of Directors of Agilysys, as well as all any and all other corporate offices that he may hold as of the Separation Date, and shall promptly execute all documents necessary to effect such resignations.
d.    Dennedy recognizes that any material violation of this Section 12 is likely to result in immediate and irreparable harm to Agilysys for which money damages are likely to be inadequate. Accordingly, in the event that a court of competent jurisdiction finds that Dennedy has engaged in a material violation of this section, Dennedy consents to the entry of an order by the court granting Agilysys injunctive and other appropriate equitable relief in order to protect its rights under this section and to an award of its costs, attorneys’ fees, and expenses incurred in obtaining such relief. Such relief shall be in addition to any other relief to which Agilysys may be entitled at law or in equity.

13.Confidentiality of Agreement. Dennedy agrees that the terms of this Agreement and the discussions leading up to it shall be held by him in strict confidence and shall not be disclosed to any third parties or persons, except that Dennedy may disclose and/or discuss this Agreement: (a) with his attorney, tax consultant and with appropriate taxing authorities should any issue be raised by any such authority with respect to the consideration to be given to Dennedy hereunder; (b) in response to a valid subpoena or other legal compulsion which calls for such disclosure; (c) in any litigation to enforce the provisions of this Agreement or for breach thereof or to challenge whether he knowingly and voluntarily entered into this Agreement under the ADEA; and (d) with his immediate family. Should Dennedy be required by (b) or (c) of this section to disclose this Agreement or any of its terms, he shall notify the General Counsel, Agilysys, Inc., 1000 Windward Concourse, Suite 250, Alpharetta, GA 30005 no later than seven (7) business days prior to such disclosure, which period of time Dennedy agrees necessary in order to allow Agilysys to seek an appropriate protective order. Dennedy agrees that if he or his attorney, tax consultant, or any member of his immediate family is adjudicated by a final non-appealable judgment or order in a court of competent jurisdiction to have breached any provision of this section, Agilysys shall be entitled to the actual amount of damages proven to have proximately resulted from such breach and its costs, attorneys’ fees and out-of-pocket expenses reasonably incurred by it in obtaining such final judgment or order. Dennedy represents that neither he nor any person to whom he is authorized to disclose this Agreement has made any disclosure prohibited by this section since the Separation Date.
14.Return of Property. Dennedy represents that he has returned to Agilysys all Agilysys property assigned to him except for his Agilysys-provided laptop computer, which he may retain, including, but not limited to, all other Agilysys computer equipment, if any; Agilysys cellular phones, if any; Agilysys credit and debit cards, if any; and all keys and access cards or fobs to any Agilysys or AVMA facility or other facility where Agilysys or AVMA has any operation, (“assigned property”).

Dennedy warrants and represents that he has not taken from Agilysys and is not in possession, custody, or control of any other Agilysys property, including, but not limited to, the originals and/or any copies of any information provided to or acquired by Dennedy in connection with the performance of work for Agilysys, including but not limited to all files, correspondence, communications, memoranda, emails, records, manuals, and all other documents, no matter how produced or reproduced, computer programs, software, and files, and all usernames and passwords for all software and internet accounts and programs, it being acknowledged and agreed by Dennedy that said items are the sole and exclusive property of Agilysys.
15.No Disparagement. Dennedy agrees that he will not disparage Agilysys, the Released Agilysys Parties or any of its or their services, products, endeavors or business practices to any person or entity; provided, however, that nothing in this section prohibits or is intended to prohibit Dennedy from making truthful statements or disclosures required by law, regulation, legal process, or in connection with any governmental investigation. Likewise, Agilysys agrees that it will not disparage Dennedy or his professional competence or abilities to any person or entity; provided, however, that nothing in this section prohibits or is intended to prohibit Agilysys from making truthful statements or disclosures required by law, regulation, legal process, or in connection with any governmental investigation.
16.Attorneys’ Fees and Costs. Each of the Parties shall bear his/its own attorneys’ fees, costs and expenses incurred by him/it in negotiating and consummating this Agreement.
17.Non-Admission. The Parties agree that Agilysys has entered into this Agreement and will provide Dennedy with the consideration recited above solely for the purpose of resolving all matters between them; that Agilysys does not admit any liabilities of any type to Dennedy; and that neither the giving of said consideration nor any of the terms of this Agreement are or shall be construed as an admission of any liability of any type to Dennedy, which liability Agilysys specifically denies.
18.Severability. This Agreement and each of its terms, provisions and sections are separable. Therefore, if any term, provision or section in this Agreement is held by a court of competent jurisdiction to be unlawful or unenforceable, such illegality or unenforceability shall not affect the legality or enforceability of any other term, provision or section of this Agreement. In such event, however, Agilysys may, at its sole option, which shall be communicated in writing to Dennedy, deem this Agreement null and void and be released from any obligation in this Agreement.
19.Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Ohio without regard to that body of law known as conflicts of law.
20.No Inferences. The Parties agree that each of them was represented by legal counsel of their respective choice in the negotiation and preparation of this Agreement, and therefore agree that this Agreement shall be interpreted in accordance with its express terms without any inferences to be drawn against or in favor of either of them as the drafter of this Agreement
21.Section Headings. The section headings in this Agreement are for convenience and reference only and shall not affect the meaning or interpretation of any term or provision of this Agreement.
22.Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter described in this Agreement and supersedes any and all prior or contemporaneous verbal or written agreements, discussions or representations concerning the subject matter. No modification or amendment of this Agreement shall be valid unless made in writing and signed by Dennedy and a duly authorized representative of Agilysys.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Confidential Separation Agreement on the dates set forth below:
AGREED:                    ____/s/ James H. Dennedy___________________
James H. Dennedy
STATE OF OHIO            )
) SS
COUNTY OF WARREN        )

On Jan. 7, 2017 at Springboro, Ohio before me, a notary public in and for said state, appeared Dennedy, known to me or identified to my satisfaction, and I witnessed James H. Dennedy execute the foregoing and within Confidential Separation Agreement.

Witness my hand and official seal:        ____/s/ Heather Street_______________________
Notary Public

AGREED:                    Agilysys, Inc.

Date: __Jan. 6, 2017_____________        ______/s/ Michael A. Kaufman________________
By:    Michael A. Kaufman
Chairman of the Board of Directors

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To be signed within 21 days after the Consultancy Termination Date:

By signing below, I acknowledge my release of claims, as described above, through the Consultancy Termination Date.

______________________________        ______________________________
James H. Dennedy                    Date